ADDENDUM

Pursuant to Sections 9.1 and 9.2 of the Share Exchange Agreement by and between Nationwide Energy Portal, Inc. and Pluris Energy Group, Inc. dated as of August 27, 2009, the Parties hereby agree to extend the Closing Date to October 15, 2009.

IN WITNESS WHEREOF, the Parties hereby agree to this Addendum as of the dates set forth below:

/s/ Sacha Spindler	September 28, 2009
Sacha Spindler	Date
CEO
Pluris Energy Group, Inc.

/s/ Ken Koepke	September 28, 2009
Ken Koepke	Date
CEO
Nationwide Energy Portal, Inc.